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New Generation Biofuels Expands Licensing Agreement to Capture Share of Global Biofuel Opportunity

LAKE MARY, Florida - April 6, 2009 - New Generation Biofuels Holdings, Inc. (Nasdaq: NGBF) ("New Generation Biofuels" or the "Company"), a renewable fuels provider, today announced that it has amended its license agreement with PTJ Bioenergy Holdings Ltd. (“PTJ”),  the licensor of New Generation Biofuel’s renewable biofuel technology, to receive royalties for revenue generated from the sale or licensing of New Generation Biofuels’ products outside of the territories specified in the original agreement as well as additional commissions for sales assistance relating to its product outside the original territories.

In March 2006, New Generation Biofuels acquired the rights to its proprietary technology through an exclusive license agreement to commercialize this technology within North America, Central America and the Caribbean. The Company’s proprietary technology provides for the manufacture of alternative biofuel from vegetable oils and animal fats. Under the terms of this amendment, New Generation Biofuels will receive a 5% royalty fee from PTJ biofuel technology-related revenue outside the original territory specified in the initial agreement. In addition, New Generation Biofuels will receive an additional 5% sales commission for customer introductions and sales assistance outside of North and Central America and the Caribbean.

PTJ is a joint venture between the inventor of the Company’s proprietary biofuel technology, Ferdinando Petrucci, and the managing member of 2020 Energy LLC, the Company’s largest shareholder, who owns approximately 29.5% of the Company’s outstanding common stock.

“We look forward to working closely with PTJ to accelerate the adoption of our renewable biofuel worldwide and to collaborate on joint research and development efforts to continuously improve our product,” said Cary Claiborne, President, CEO and CFO of New Generation Biofuels. “This amendment now gives New Generation Biofuels the opportunity to generate revenue from the sale of our biofuel and/or the licensing of our proprietary technology anywhere in the world and reflects the success we have experienced testing and selling our biofuel in the United States to date.”

According to a forecast prepared by the Food and Agricultural Policy Research Institute (FAPRI), the worldwide market for the production of biofuels is expected to grow to 26.6 billion gallons per year by 2012.

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we are marketing as a new class of “second generation” biofuel for power generation, commercial and industrial heating and marine use. We believe our proprietary biofuel can provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

Forward-Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant to a development stage business in the volatile renewable energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 that has been filed with the Securities and Exchange Commission.

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